EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:   Corporate Contact:                Investor Relations
            John Carlson                      Harriet Fried
            Exec VP & CFO                     Lippert/Heilshorn & Associates
            480-505-4869                      212-838-3777


                       Alanco's StarTrak Systems Announces
                        Landmark Multi-Year Contract with
                        FFE Transportation Services, Inc.

(Scottsdale, AZ - October 5, 2009) - Alanco Technologies, Inc. (NASDAQ: ALAN), announced today that it's StarTrak Systems subsidiary, the leading provider of wireless monitoring and management data services for the refrigerated transportation industry, has entered into a four year contract valued in excess of $3 million dollars with FFE Transportation Services, Inc. (NASDAQ: FFEX), a premier provider of refrigerated transportation and logistics services, for fleetwide deployment of StarTrak's ReeferTrak reefer monitoring and management services. The new contract will commence immediately to outfit approximately 2,500 of FFE's refrigerated trailers with StarTrak's new ReeferTrak RT-6000 communicator/modem. StarTrak will also provide FFE with its extensive menu of unique reefer network management and control data services over an initial four year period.

FFE primarily chose the ReeferTrak service due to the platform's automatic delivery of critical information to FFE central operations, including real time temperature profiles against cargo set points, refueling verification, assessorial measurements, out of route monitoring, critical load information, trailer inventory management and other relevant operational data.

StarTrak and FFE first partnered in 2005 to pioneer the management of highly sensitive refrigerated specialty product freight shipments with FFE initially implementing StarTrak's satellite-based communicating network system. The new fleet wide ReeferTrak deployment will be an advanced cellular-based solution that provides vastly increased benefits and unprecedented flexibility. FFE has strived to extend the focus of their operations from the management of the driver to the management of the shipment, which objective will be significantly enhanced through this new investment in advanced technology.

"Our long-term relationship with StarTrak was founded on our commitment to best-in-practice technology innovation and leadership in refrigerated transport," said Mit Stubbs, President and Chief Executive Officer of FFE.
"Our fleet-wide adoption of ReeferTrak further illustrates our mutual desire to continue to improve refrigerated freight solutions for the transportation and logistics industry. Our goal as always is to deliver the best service in the industry to our customers."

Nick Cook, Vice President and Chief Information Officer of FFE added, "After extensive research, we feel that StarTrak provided the most comprehensive package to accommodate our diverse service offering and provide our customers with the highest level of service. Our customers will benefit greatly from the additional visibility that StarTrak will provide."

Tom Robinson, Executive Vice President of StarTrak commented, "We are excited to partner with FFE to help transform the manner in which refrigerated freight is controlled and managed, attaining the highest level of customer service and visibility. FFE's selection of ReeferTrak for its fleet demonstrates its confidence in StarTrak solutions, and both companies' desire to continue to collaborate on advanced monitoring technology and solutions."

For more about ReeferTrak visit:  www.startrak.com

About FFE Transportation Services, Inc.
---------------------------------------

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products.
Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics services, as well as dedicated fleets to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffex.net. FFE's common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

Alanco Technologies, Inc. provides wireless tracking and asset management solutions through its StarTrak Systems and Alanco/TSI PRISM subsidiaries. StarTrak Systems is the dominant provider of tracking, monitoring and control services to the refrigerated or "Reefer" segment of the transportation marketplace, enabling customers to increase efficiency and reduce costs of the refrigerated supply chain. Alanco/TSI PRISM is the leading provider of RFID real-time tracking technologies for the corrections industry. Its systems track and record the location and movement of inmates and officers, enhancing safety, security and productivity. For more information, visit the company's website at www.alanco.com.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES THAT MAKE THE COMPANY'S PRODUCTS OBSOLETE;
RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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